Exhibit 99.1

On March 15, 2023, CSB Bancorp Inc. adopted a Rule 10b5-1 trading plan to purchase shares of the Company’s Common Stock. As of the date of the filing of this Form 8-K no purchases have been made under the Plan. Shares could be acquired as early as April 30, 2023, with the Plan scheduled to terminate on October 31, 2023. The Plan could purchase up to 5,000 shares per quarter.

A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. A broker selected by the Company will have the authority under the terms and limitations specified in the plan to repurchase shares on the Company’s behalf in accordance with the terms of the plan.

Contact information:

Paula Meiler, SVP and CFO

330-763-2873

paula.meiler@csb1.com